Exhibit 99.1

SONIC AUTOMOTIVE, INC. 4th QUARTER EARNINGS SOAR, UP 29%; COMPANY ANNOUNCES

FULL YEAR 2006 EARNINGS TARGET

CHARLOTTE, NC (February 21, 2006) - Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2005 fourth quarter income from continuing operations was $25.2 million, or $0.58 per diluted share, compared to $19.3 million, or $0.45 per diluted share, in the prior year period. For the full year 2005, income from continuing operations was $101.8 million, or $2.33 per diluted share, compared to $93.3 million, or $2.16 per diluted share, in the prior year.

Commenting on fourth quarter performance, Chairman and Chief Executive Officer O. Bruton Smith said, “Sonic Automotive’s earnings reflect the strength of our operating model as performance improved in a difficult industry environment. Our strong brand mix yielded a 40 basis point gross margin improvement over the prior year quarter along with reduced costs as SG&A as a percentage of gross profit declined 350 basis points over the prior year quarter. The Sonic management team executed on our strategic operating iniatives and exceeded the targets previously communicated to the marketplace.”

“Our operating results highlight the benefits of our long-term portfolio enrichment strategy,” said President and Chief Operating Officer Jeffrey C. Rachor. “During December 2005 and early 2006 we closed on three acquisitions representing $280 million in annual revenues. These larger luxury and import dealerships are in key existing markets for Sonic Automotive. They exemplify the criteria we have outlined in our overall acquisition strategy.”

Looking ahead to 2006, Mr. Rachor said, “It is likely that we will add targeted acquisitions with aggregate annualized revenues of approximately $400 million to $700 million, which will help offset the effect of rising interest rates on our business. We expect operating execution to continue to improve as process standardization, technology and management infrastructure mature. Accordingly, we are targeting earnings per share from continuing operations to be between $2.40 and $2.50 for 2006.”

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 177 franchises and 38 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated acquisition activity, earnings per share from continuing operations, operating improvements, as well as anticipated interest rate environment and industry conditions. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.2 to the Company’s Current Report on Form 8-K dated November 3, 2005. The Company does not undertake any obligation to update forward-looking information.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON TUESDAY, FEBRUARY 21, 2006 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416 – OR YOU CAN ACCESS THE CALL AT WWW.CCBN.COM.